Exhibit 21.1

Subsidiaries of ViCapsys Life Sciences, Inc.

Name of Subsidiary:	ViCapsys, Inc.
State of Incorporation:	Florida (April 19, 2013)
Doing Business As:	ViCapsys, Inc.